The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell the Securities and we are not soliciting an offer to buy the Securities in any state where the offer or sale is not permitted.

Subject to Completion. Dated May 1, 2018

Pricing Supplement dated May   , 2018

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-212571

Barclays Bank PLC Capped Buffer GEARS

Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF due on or about May 29, 2020

Investment Description

The Capped Buffer GEARS (the “Securities”) are unsecured and unsubordinated debt obligations issued by Barclays Bank PLC (the “Issuer”) with returns linked to the performance of the SPDR® S&P® Oil & Gas Exploration & Production ETF (the “Underlying”). If the Underlying Return is positive, the Issuer will pay the principal amount of the Securities at maturity plus a return equal to the Underlying Return times the Upside Gearing of 2.0, up to the Maximum Gain, which will be set on the Trade Date and will be between 35.00% and 37.70%. If the Underlying Return is zero or negative but the Final Underlying Price is greater than or equal to the Downside Threshold (90% of the Initial Underlying Price), the Issuer will repay the principal amount of the Securities at maturity. However, if the Final Underlying Price is less than the Downside Threshold, the Issuer will pay you a cash payment at maturity that is less than the principal amount, resulting in a loss of 1% of principal for every 1% decline in the Underlying in excess of the Buffer of 10%. Investing in the Securities involves significant risks. The Issuer will not pay any interest on the Securities. You may lose up to 90% of your principal. The Final Underlying Price is observed relative to the Downside Threshold only on the Final Valuation Date, and the downside market exposure to the Underlying is subject to the Buffer only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page PS-4 of this pricing supplement) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Securities. See “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

Features

❑ Enhanced Growth Potential, Subject to Maximum Gain: At maturity, the Upside Gearing will provide leveraged exposure to any positive performance of the Underlying, up to the Maximum Gain.

❑ Buffered Downside Market Exposure: If the Underlying Return is zero or negative but the Final Underlying Price is greater than or equal to the Downside Threshold, the Issuer will repay the principal amount at maturity. However, if the Final Underlying Price is less than the Downside Threshold, the Issuer will repay less than the full principal amount at maturity, resulting in a loss of 1% of principal for every 1% decline in the Underlying in excess of the Buffer. The Final Underlying Price is observed relative to the Downside Threshold only on the Final Valuation Date, and the downside market exposure to the Underlying is subject to the Buffer only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC.

Key Dates[1]
Trade Date:	May 25, 2018
Settlement Date:	May 31, 2018
Final Valuation Date[2]:	May 26, 2020
Maturity Date[2]:	May 29, 2020

[1] Expected. In the event we make any change to the expected Trade Date or Settlement Date, the Final Valuation Date and/or the Maturity Date may be changed so that the stated term of the Securities remains the same. See “Supplemental Plan of Distribution” for more details on the expected Settlement Date.

[2] Subject to postponement. See “Indicative Terms” on page PS-6 of this pricing supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING, SUBJECT TO THE BUFFER AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE PS-7 OF THIS PRICING SUPPLEMENT AND “RISK FACTORS” BEGINNING ON PAGE S-7 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE UP TO 90% OF YOUR PRINCIPAL AMOUNT. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

NOTWITHSTANDING ANY OTHER AGREEMENTS, ARRANGEMENTS OR UNDERSTANDINGS BETWEEN BARCLAYS BANK PLC AND ANY HOLDER OF THE SECURITIES, BY ACQUIRING THE SECURITIES, EACH HOLDER OF THE SECURITIES ACKNOWLEDGES, ACCEPTS, AGREES TO BE BOUND BY AND CONSENTS TO THE EXERCISE OF, ANY U.K. BAIL-IN POWER BY THE RELEVANT U.K. RESOLUTION AUTHORITY. SEE “CONSENT TO U.K. BAIL-IN POWER” ON PAGE PS-4 OF THIS PRICING SUPPLEMENT.

Security Offering

We are offering Capped Buffer GEARS linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF. The return on the Securities is subject to the predetermined Maximum Gain and the corresponding maximum payment at maturity per Security. The Maximum Gain, maximum payment at maturity per Security, Initial Underlying Price and Downside Threshold will be set on the Trade Date. The Initial Underlying Price will be the Closing Price of the Underlying on the Trade Date. The Securities are offered at a minimum investment of $1,000 (100 Securities).

Underlying	Maximum Gain	Maximum Payment at Maturity per Security	Upside Gearing	Initial Underlying Price	Downside Threshold	Buffer	CUSIP/ ISIN
SPDR® S&P® Oil & Gas Exploration & Production ETF (XOP)	35.00% to 37.70%	$13.50 to $13.77	2.0	$•	90% of the Initial Underlying Price (rounded to two decimal places)	10%	06746R429 / US06746R4294

See “Additional Information about Barclays Bank PLC and the Securities” on page PS-2 of this pricing supplement. The Securities will have the terms specified in the prospectus dated March 30, 2018, the prospectus supplement dated July 18, 2016 and this pricing supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Securities constitute our unsecured and unsubordinated obligations. The Securities are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

	Initial Issue Price[1,2]	Underwriting Discount[2]	Proceeds to Barclays Bank PLC
Per Security	$10	$0	$10
Total	$•	$•	$•

[1]	Our estimated value of the Securities on the Trade Date, based on our internal pricing models, is expected to be between $9.55 and $9.86 per Security. The estimated value is expected to be less than the initial issue price of the Securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page PS-3 of this pricing supplement.

[2]	All sales of the Securities will be made to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment advisor. UBS Financial Services Inc. will act as placement agent at an initial issue price of $10 per Security and will not receive a sales commission. See “Supplemental Plan of Distribution” on page PS-17 of this pricing supplement.

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Securities

You should read this pricing supplement together with the prospectus dated March 30, 2018, as supplemented by the prospectus supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which these Securities are a part. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

If the terms discussed in this pricing supplement differ from those in the prospectus or prospectus supplement, the terms discussed herein will control.

When you read the prospectus supplement, note that all references to the prospectus dated July 18, 2016, or to any sections therein, should refer instead to the accompanying prospectus dated March 30, 2018, or to the corresponding sections of that prospectus.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated March 30, 2018: http://www.sec.gov/Archives/edgar/data/312070/000119312518103150/d561709d424b3.htm

♦	Prospectus supplement dated July 18, 2016: http://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” “Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this pricing supplement, “Securities” refers to the Capped Buffer GEARS that are offered hereby, unless the context otherwise requires.

PS-2

Additional Information Regarding Our Estimated Value of the Securities

The range of the estimated values of the Securities referenced above may not correlate on a linear basis with the range for the Maximum Gain set forth in this pricing supplement. We determined the size of the range for the Maximum Gain based on prevailing market conditions, as well as the anticipated duration of the marketing period for the Securities. The final terms for the Securities will be determined on the date the Securities are initially priced for sale to the public (the “Trade Date”) based on prevailing market conditions on or prior to the Trade Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Trade Date is based on our internal funding rates. Our estimated value of the Securities might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Securities on the Trade Date is expected to be less than the initial issue price of the Securities. The difference between the initial issue price of the Securities and our estimated value of the Securities is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Securities, the estimated cost that we may incur in hedging our obligations under the Securities, and estimated development and other costs that we may incur in connection with the Securities.

Our estimated value on the Trade Date is not a prediction of the price at which the Securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately three months after the initial issue date of the Securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Securities and other costs in connection with the Securities that we will no longer expect to incur over the term of the Securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Securities and/or any agreement we may have with the distributors of the Securities. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Key Risks” beginning on page PS-7 of this pricing supplement.

You may revoke your offer to purchase the Securities at any time prior to the Trade Date. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their Trade Date. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

PS-3

Consent to U.K. Bail-in Power

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the Securities, by acquiring the Securities, each holder of the Securities acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is an European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Securities; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Securities into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the Securities such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Securities, or amendment of the amount of interest or any other amounts due on the Securities, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Securities solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the Securities further acknowledges and agrees that the rights of the holders of the Securities are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the Securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Key Risks—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

PS-4

Investor Suitability
The Securities may be suitable for you if:	The Securities may not be suitable for you if:

♦  You fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 90% of your initial investment.

♦  You can tolerate a loss of up to 90% of your initial investment, and you are willing to make an investment that may have downside market risk similar to the Underlying, subject to the Buffer at maturity.

♦  You believe the Underlying will appreciate over the term of the Securities and that any such appreciation is unlikely to exceed the Maximum Gain.

♦  You understand and accept that your potential return is limited by the Maximum Gain, and you would be willing to invest in the Securities if the Maximum Gain were set equal to the bottom of the range specified on the cover of this pricing supplement (the actual Maximum Gain will be set on the Trade Date).

♦  You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying.

♦  You do not seek current income from this investment, and you are willing to forgo any dividends paid on the Underlying or the component securities held by the Underlying.

♦  You are willing and able to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.

♦  You understand and are willing to accept the risks associated with the Underlying.

♦  You are willing and able to assume the credit risk of Barclays Bank PLC, as issuer of the Securities, for all payments under the Securities and understand that if Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power, you might not receive any amounts due to you under the Securities, including any repayment of principal.

♦  You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 90% of your initial investment.

♦  You cannot tolerate the loss of up to 90% of your initial investment, or you are not willing to make an investment that may have downside market risk similar to the Underlying, subject to the Buffer at maturity.

♦  You believe the Underlying will depreciate over the term of the Securities and the Final Underlying Price is likely to be less than the Downside Threshold, or you believe the Underlying will appreciate over the term of the Securities by more than the Maximum Gain.

♦  You seek an investment that has unlimited return potential without a cap on appreciation, or you would be unwilling to invest in the Securities if the Maximum Gain were set equal to the bottom of the range specified on the cover of this pricing supplement (the actual Maximum Gain will be set on the Trade Date).

♦  You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying.

♦  You seek current income from this investment, or you would prefer to receive any dividends paid on the Underlying or the component securities held by the Underlying.

♦  You are unable or unwilling to hold the Securities to maturity, or you seek an investment for which there will be an active secondary market.

♦  You do not understand or are not willing to accept the risks associated with the Underlying.

♦  You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.

♦  You are not willing or are unable to assume the credit risk of Barclays Bank PLC, as issuer of the Securities, for all payments due to you under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page PS-7 of this pricing supplement and the “Risk Factors” beginning on page S-7 of the prospectus supplement for risks related to an investment in the Securities. For more information about the Underlying, please see the section titled “SPDR® S&P® Oil & Gas Exploration & Production ETF” below.

PS-5

Indicative Terms[1]
Issuer:	Barclays Bank PLC
Principal Amount:	$10 per Security
Term[2,3]:	Approximately 2 years
Reference Asset[3]:	SPDR® S&P® Oil & Gas Exploration & Production ETF (Bloomberg ticker symbol “XOP”) (the “Underlying”)
Payment at Maturity (per Security):

•     If the Underlying Return is positive, the Issuer will pay the principal amount plus a return equal to the Underlying Return multiplied by the Upside Gearing, but no more than the Maximum Gain. Accordingly, the payment at maturity per Security would be calculated as follows:

$10 + ($10 × the lesser of (a) Underlying Return × Upside Gearing and (b) the Maximum Gain)

•     If the Underlying Return is zero or negative but the Final Underlying Price is greater than or equal to the Downside Threshold, the Issuer will repay the full principal amount at maturity of $10 per Security.

•    If the Underlying Return is negative and the Final Underlying Price is less than the Downside Threshold, the Issuer will repay less than the full principal amount at maturity, resulting in a loss of 1% of principal for every 1% decline in the Underlying in excess of the Buffer. Accordingly, the payment at maturity per Security would be calculated as follows:

$10 + [$10 × (Underlying Return + Buffer)]

If the Underlying Return is negative and the Final Underlying Price is less than the Downside Threshold, your principal is fully exposed to the decline in the Underlying in excess of the Buffer, and you will lose up to 90% of the principal amount of the Securities at maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Upside Gearing:	2.0
Maximum Gain:	35.00% to 37.70%. The actual Maximum Gain will be set on the Trade Date and will not be less than 35.00%.
Underlying Return:	Final Underlying Price – Initial Underlying Price Initial Underlying Price
Initial Underlying Price[3]:	The Closing Price of the Underlying on the Trade Date
Final Underlying Price[3]:	The Closing Price of the Underlying on the Final Valuation Date
Downside Threshold[3]:	90% of the Initial Underlying Price (rounded to two decimal places)
Buffer:	10%
Closing Price[3]:	Closing Price has the meaning set forth under “Reference Assets—Exchange-Traded Funds—Special Calculation Provisions” in the prospectus supplement.
Calculation Agent:	Barclays Bank PLC
Investment Timeline
Trade Date:	The Initial Underlying Price is observed, the Downside Threshold is determined and the Maximum Gain is set.

Maturity Date:

The Final Underlying Price is observed and the Underlying Return is determined on the Final Valuation Date.

If the Underlying Return is positive, the Issuer will pay the principal amount plus a return equal to the Underlying Return multiplied by the Upside Gearing, but no more than the Maximum Gain. Accordingly, the payment at maturity per Security would be calculated as follows:

$10 + ($10 × the lesser of (a) Underlying Return × Upside Gearing and (b) the Maximum Gain)

If the Underlying Return is zero or negative but the Final Underlying Price is greater than or equal to the Downside Threshold, the Issuer will repay the full principal amount at maturity of $10 per Security.

If the Underlying Return is negative and the Final Underlying Price is less than the Downside Threshold, the Issuer will repay less than the full principal amount at maturity, resulting in a loss of 1% of principal for every 1% decline in the Underlying in excess of the Buffer. Accordingly, the payment at maturity per Security would be calculated as follows:

$10 + [$10 × (Underlying Return + Buffer)]

If the Underlying Return is negative and the Final Underlying Price is less than the Downside Threshold, your principal is fully exposed to the decline in the Underlying in excess of the Buffer, and you will lose up to 90% of the principal amount of the Securities at maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Investing in the Securities involves significant risks. The Issuer will not pay any interest on the Securities. You may lose up to 90% of your principal. The Final Underlying Price is observed relative to the Downside Threshold only on the Final Valuation Date, and the downside market exposure to the Underlying is subject to the Buffer only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Securities.

[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

[2]	In the event that we make any change to the expected Trade Date or Settlement Date, the Final Valuation Date and/or the Maturity Date may be changed to ensure that the stated term of the Securities remains the same. The Final Valuation Date may be postponed if the Final Valuation Date is not a scheduled trading day or if a market disruption event occurs on the Final Valuation Date as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with an Exchange-Traded Fund That Holds Equity Securities as a Reference Asset” in the accompanying prospectus supplement. In addition, the Maturity Date will be postponed if that day is not a business day or if the Final Valuation Date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

[3]	If the shares of the Underlying are de-listed or if the Underlying is liquidated or otherwise terminated, the Calculation Agent may select a successor underlying or, if no successor underlying is available, may accelerate the Maturity Date. In addition, in the case of certain events related to the Underlying, the Calculation Agent may adjust any variable, including but not limited to, the Underlying, Initial Underlying Price, Final Underlying Price, Downside Threshold and Closing Price of the Underlying if the Calculation Agent determines that the event has a diluting or concentrative effect on the theoretical value of the shares of the Underlying. For more information, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” in the accompanying prospectus supplement.

PS-6

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index (as defined under “SPDR® S&P® Oil & Gas Exploration & Production ETF” below). Some of the risks that apply to an investment in the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Securities in light of your particular circumstances.

♦	You risk losing up to 90% of your principal — The Securities differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount of the Securities at maturity. The Issuer will repay you the principal amount of your Securities only if the Final Underlying Price is greater than or equal to the Downside Threshold and will make such payment only at maturity. If the Final Underlying Price is less than the Downside Threshold, you will be exposed to the decline in the Underlying in excess of the Buffer and the Issuer will repay less than the full principal amount of the Securities at maturity, resulting in a loss of 1% of principal for every 1% decline in the Underlying in excess of the Buffer. Accordingly, you may lose up to 90% of your principal.

♦	Buffered downside market exposure applies only if you hold the Securities to maturity — You should be willing to hold your Securities to maturity. The market value of the Securities may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Securities prior to maturity in the secondary market, if any, you may have to sell them at a loss relative to your initial investment even if at that time the price of the Underlying is greater than the Downside Threshold.

♦	The Upside Gearing applies only if you hold the Securities to maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, if any, the price you receive likely will not reflect the full economic value of the Upside Gearing or the Securities themselves, and the return you realize may be less than the product of the performance of the Underlying and the Upside Gearing and may be less than the Underlying’s return itself, even if such return is positive and does not exceed the Maximum Gain. You can receive the full benefit of the Upside Gearing, subject to the Maximum Gain, only if you hold your Securities to maturity.

♦	Your maximum return on the Securities is limited by the Maximum Gain — If the Final Underlying Price is greater than the Initial Underlying Price, for each Security, the Issuer will pay you at maturity $10 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation of the Underlying, which may be significant. We refer to this percentage as the Maximum Gain, which will be set on the Trade Date. Therefore, you will not benefit from any positive Underlying Return in excess of an amount that, when multiplied by the Upside Gearing, exceeds the Maximum Gain, and your return on the Securities may be less than the return on a direct investment in the Underlying or its underlying components.

♦	The probability that the Final Underlying Price will be less than the Downside Threshold will depend on the volatility of the Underlying — Volatility is a measure of the degree of variation in the price of the Underlying over a period of time. The greater the expected volatility at the time the terms of the Securities are set, the greater the expectation is at that time that the Final Underlying Price will be less than the Downside Threshold, which would result in a loss of up to 90% of your principal at maturity. However, the Underlying’s volatility can change significantly over the term of the Securities. The price of the Underlying could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlying and the potential loss of up to 90% of your principal at maturity.

♦	Credit of Issuer — The Securities are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Securities and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Securities.

♦	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority — Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Securities, by acquiring the Securities, each holder of the Securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the Securities losing all or a part of the value of your investment in the Securities or receiving a different security from the Securities, which may be worth significantly less than the Securities and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the Securities. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Securities will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Securities. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

♦	Owning the Securities is not the same as owning the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index — The return on your Securities may not reflect the return you would realize if you actually owned the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index would have.

♦	No interest payments — The Issuer will not make periodic interest payments on the Securities.

PS-7

♦	Dealer incentives — We, the Agents and affiliates of the Agents act in various capacities with respect to the Securities. The Agents and various affiliates may act as a principal, agent or dealer in connection with the Securities. We will not pay compensation to the Agents in connection with the distribution of the Securities.

♦	There may be little or no secondary market for the Securities — The Securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Securities but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.

♦	Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates — Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Underlying.

♦	Potential Barclays Bank PLC impact on the price of the Underlying — Trading or transactions by Barclays Bank PLC or its affiliates in the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index may adversely affect the price of the Underlying and, therefore, the market value of the Securities.

♦	The Final Underlying Price is not based on the price of the Underlying at any time other than the Final Valuation Date — The Final Underlying Price will be based solely on the Closing Price of the Underlying on the Final Valuation Date and the payment at maturity will be based solely on the Final Underlying Price as compared to the Initial Underlying Price. Therefore, if the price of the Underlying has declined as of the Final Valuation Date, the payment at maturity, if any, may be significantly less than it would otherwise have been had the Final Underlying Price been determined at a time prior to such decline or after the price of the Underlying has recovered. Although the price of the Underlying on the Maturity Date or at other times during the term of your Securities may be higher than the price of the Underlying on the Final Valuation Date, you will not benefit from the price of the Underlying at any time other than the Final Valuation Date.

♦	Certain features of the Underlying will impact the value of the Securities — The performance of the Underlying will not fully replicate the performance of the Underlying Index, and the Underlying may hold securities not included in the Underlying Index. The value of the Underlying is subject to:

♦	Management risk. This is the risk that the investment strategy for the Underlying, the implementation of which is subject to a number of constraints, may not produce the intended results.

♦	Derivatives risk. The Underlying may invest in derivatives, including forward contracts, futures contracts, options on futures contracts, options and swaps. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the Underlying’s losses, and, as a consequence, the losses of your Securities, may be greater than if the Underlying invested only in conventional securities.

♦	Transaction costs and fees. Unlike the Underlying Index, the Underlying will reflect transaction costs and fees that will reduce its performance relative to the Underlying Index.

Generally, the longer the time remaining to maturity, the more the market price of the Securities will be affected by the factors described above. In addition, the Underlying may diverge significantly from the performance of the Underlying Index due to differences in trading hours between the Underlying and the securities composing the Underlying Index or other circumstances. During periods of market volatility, the component securities held by the Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the Underlying and the liquidity of the Underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the Underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Underlying. As a result, under these circumstances, the market value of the Underlying may vary substantially from the net asset value per share of the Underlying. Because the Securities are linked to the performance of the Underlying and not the Underlying Index, the return on your Securities may be less than that of an alternative investment linked directly to the Underlying Index.

♦	Adjustments to the Underlying or to the Underlying Index could adversely affect the value of the Securities — The investment adviser to the Underlying seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Underlying Index. Pursuant to its investment strategy or otherwise, an investment adviser may add, delete or substitute the components of the Underlying. Any of these actions could adversely affect the value of the Underlying and, consequently, the value of the Securities.

In addition, the publisher of the Underlying Index is responsible for calculating and maintaining the Underlying Index. The Underlying Index publisher may add, delete or substitute the securities composing that Underlying Index or make other methodological changes required by certain corporate events relating to the securities composing the Underlying Index, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the Underlying Index. The Underlying Index publisher may also discontinue or suspend calculation or publication of the Underlying Index at any time. If this discontinuance or suspension occurs, following the termination of the Underlying, the Calculation Agent will have the sole discretion to substitute a successor fund that is comparable to the discontinued Underlying, or if the Calculation Agent determines that no successor fund is available, to

PS-8

accelerate the Maturity Date of the Securities. If the Securities are accelerated, investors will not benefit from any potential appreciation of the Underlying from the accelerated Maturity Date to the originally scheduled Maturity Date. Any of these actions could adversely affect the value of the Underlying and, consequently, the value of the Securities.

For a description of the actions that may be taken by the Calculation Agent in the event that the publisher of the Underlying Index discontinues or suspends calculation of the Underlying Index or the Underlying is liquidated or otherwise terminated, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” in the prospectus supplement.

♦	The securities held by the Underlying are concentrated in the oil and gas exploration and production industry. All or substantially all of the equity securities held by the Underlying are issued by companies whose primary business is associated with the exploration and production of oil and gas. As a result, the value of the Securities may be subject to greater volatility and may be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers or issuers in a less volatile industry. The oil and gas industry is significantly affected by a number of factors that influence worldwide economic conditions and oil and gas prices, such as natural disasters, supply disruptions, geopolitical events and other factors that may offset or magnify each other, including:

♦	worldwide and domestic supplies of, and demand for, crude oil and natural gas;

♦	the cost of exploring for, developing, producing, refining and marketing crude oil and natural gas;

♦	consumer confidence;

♦	changes in weather patterns and climatic changes;

♦	the ability of the members of Organization of Petroleum Exporting Countries (OPEC) and other producing nations to agree to and maintain production levels;

♦	the worldwide military and political environment, uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or further acts of terrorism in the United States, or elsewhere;

♦	the price and availability of alternative and competing fuels;

♦	domestic and foreign governmental regulations and taxes;

♦	employment levels and job growth; and

♦	general economic conditions worldwide.

These or other factors or the absence of such factors could cause a downturn in the oil and natural gas industries generally or regionally and could cause the value of some or all of the securities held by the Underlying to decline during the term of the Securities.

For example, the Underlying suffered significant negative performance in 2014 and 2015 while the broader U.S. equities markets achieved positive returns for the same period.

♦	Many economic and market factors will impact the value of the Securities — Structured notes, including the Securities, can be thought of as securities that combine a debt instrument with one or more options or other derivative instruments. As a result, the factors that influence the values of debt instruments and options or other derivative instruments will also influence the terms and features of the Securities at issuance and their value in the secondary market. Accordingly, in addition to the price of the Underlying on any day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the expected volatility of the Underlying and the component securities held by the Underlying;

♦	the time to maturity of the Securities;

♦	the market price and dividend rate on the Underlying;

♦	interest and yield rates in the market generally;

♦	supply and demand for the Securities;

♦	a variety of economic, financial, political, regulatory and judicial events; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦	The estimated value of your Securities is expected to be lower than the initial issue price of your Securities — The estimated value of your Securities on the Trade Date is expected to be lower, and may be significantly lower, than the initial issue price of your Securities. The difference between the initial issue price of your Securities and the estimated value of the Securities is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Securities, the estimated cost that we may incur in hedging our obligations under the Securities, and estimated development and other costs that we may incur in connection with the Securities.

♦	The estimated value of your Securities might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market — The estimated value of your Securities on the Trade Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market. Also, this difference in

PS-9

funding rate as well as certain factors, such as sales commissions, selling concessions, estimated costs and profits mentioned below, reduces the economic terms of the Securities to you.

♦	The estimated value of the Securities is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions — The estimated value of your Securities on the Trade Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Securities may not be consistent with those of other financial institutions that may be purchasers or sellers of Securities in the secondary market. As a result, the secondary market price of your Securities may be materially different from the estimated value of the Securities determined by reference to our internal pricing models.

♦	The estimated value of your Securities is not a prediction of the prices at which you may sell your Securities in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Securities and may be lower than the estimated value of your Securities — The estimated value of the Securities will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Securities. Further, as secondary market prices of your Securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Securities such as fees, commissions, discounts, and the costs of hedging our obligations under the Securities, secondary market prices of your Securities will likely be lower than the initial issue price of your Securities. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your Securities, and any sale prior to the Maturity Date could result in a substantial loss to you.

♦	The temporary price at which we may initially buy the Securities in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Securities — Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market (if Barclays Capital Inc. makes a market in the Securities, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Securities on the Trade Date, as well as the secondary market value of the Securities, for a temporary period after the initial issue date of the Securities. The price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Securities. Please see “Additional Information Regarding Our Estimated Value of the Securities” on page PS-3 for further information.

♦	We and our affiliates may engage in various activities or make determinations that could materially affect your Securities in various ways and create conflicts of interest — We and our affiliates play a variety of roles in connection with the issuance of the Securities, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Securities.

In connection with our normal business activities and in connection with hedging our obligations under the Securities, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Underlying or its components. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Securities. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Securities into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Securities.

In addition, the role played by Barclays Capital Inc., as the agent for the Securities, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Securities. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Securities and such compensation or financial benefit may serve as an incentive to sell the Securities instead of other investments. Furthermore, we and our affiliates establish the offering price of the Securities for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Securities. As Calculation Agent, we will determine any values of the Underlying and make any other determinations necessary to calculate any payments on the Securities. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of the Underlying is to be determined; if the shares of the Underlying are de-listed or if the Underlying is liquidated or otherwise terminated, selecting a successor underlying or, if no successor underlying is available, determining whether to accelerate the maturity date; and determining whether to adjust any variable described herein in the case of certain events related to the Underlying that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of the shares of the Underlying. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Securities, and any of these determinations may adversely affect any payments on the Securities.

♦	The U.S. federal income tax consequences of an investment in the Securities are uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid forward contracts, as described under “What Are the Tax Consequences of an Investment in the Securities?” below. If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of the ownership and disposition of the Securities could be materially and adversely affected.

PS-10

Even if the treatment of the Securities is respected, the IRS may assert that the Securities constitute “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), in which case gain recognized in respect of the Securities that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the Securities’ term. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the Securities.

In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Securities (including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PS-11

Hypothetical Examples and Return Table of the Securities at Maturity

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples and table below illustrate the payment at maturity for a $10 principal amount Security on a hypothetical offering of Securities under various scenarios, with the assumptions set forth below.* You should not take these examples or the table below as an indication or assurance of the expected performance of the Securities. The examples and table below do not take into account any tax consequences from investing in the Securities. Numbers appearing in the examples and table below have been rounded for ease of analysis.

Term:	Approximately 2 years
Hypothetical Initial Underlying Price:	$100.00
Upside Gearing:	2.0
Hypothetical Maximum Gain:	35.00% (the bottom of the range of 35.00% to 37.70%)
Hypothetical Downside Threshold:	$90.00 (90% of the hypothetical Initial Underlying Price)
Buffer:	10%
*	Terms used for purposes of these hypothetical examples may not represent the actual Maximum Gain, Initial Underlying Price, Downside Threshold or Final Underlying Price. The actual Maximum Gain will be set on the Trade Date. The hypothetical Initial Underlying Price of $100.00 has been chosen for illustrative purposes only and may not represent a likely actual Initial Underlying Price. The actual Initial Underlying Price and resulting Downside Threshold will be based on the Closing Price of the Underlying on the Trade Date, and the actual Final Underlying Price will be the Closing Price of the Underlying on the Final Valuation Date. For historical Closing Prices of the Underlying, please see the historical information set forth under the section titled “SPDR® S&P® Oil & Gas Exploration & Production ETF” below. We cannot predict the Closing Price of the Underlying on any day during the term of the Securities, including on the Final Valuation Date.

Final Underlying Price	Underlying Return	Payment at Maturity	Total Return on Securities at Maturity[1]
$180.00	80.00%	$13.50	35.00%
$170.00	70.00%	$13.50	35.00%
$160.00	60.00%	$13.50	35.00%
$150.00	50.00%	$13.50	35.00%
$140.00	40.00%	$13.50	35.00%
$130.00	30.00%	$13.50	35.00%
$120.00	20.00%	$13.50	35.00%
$117.50	17.50%	$13.50	35.00%
$110.00	10.00%	$12.00	20.00%
$105.00	5.00%	$11.00	10.00%
$102.50	2.50%	$10.50	5.00%
$100.00	0.00%	$10.00	0.00%
$95.00	-5.00%	$10.00	0.00%
$90.00	-10.00%	$10.00	0.00%
$80.00	-20.00%	$9.00	-10.00%
$70.00	-30.00%	$8.00	-20.00%
$60.00	-40.00%	$7.00	-30.00%
$50.00	-50.00%	$6.00	-40.00%
$40.00	-60.00%	$5.00	-50.00%
$30.00	-70.00%	$4.00	-60.00%
$20.00	-80.00%	$3.00	-70.00%
$10.00	-90.00%	$2.00	-80.00%
$0.00	-100.00%	$1.00	-90.00%
[1]	The “total return” is the number, expressed as a percentage, that results from comparing the payment at maturity per Security to the purchase price of $10 per Security.

PS-12

Example 1 — The Closing Price of the Underlying increases 2.50% from the Initial Underlying Price of $100.00 to a Final Underlying Price of $102.50, resulting in an Underlying Return of 2.50%.

Because the Underlying Return of 2.50% is positive and such Underlying Return multiplied by the Upside Gearing of 2.0 is less than the Maximum Gain of 35.00%, the Issuer will pay a payment at maturity calculated as follows per Security:

$10 + ($10 × the lesser of (a) Underlying Return × Upside Gearing and (b) the Maximum Gain)

$10 + ($10 × 2.50% × 2.0) = $10 + $0.50 = $10.50

The payment at maturity of $10.50 per Security represents a total return on the Securities of 5.00%.

Example 2 — The Closing Price of the Underlying increases 30.00% from the Initial Underlying Price of $100.00 to a Final Underlying Price of $130.00, resulting in an Underlying Return of 30.00%.

Because the Underlying Return of 30.00% is positive and such Underlying Return multiplied by the Upside Gearing of 2.0 is greater than the Maximum Gain of 35.00%, the Issuer will pay a payment at maturity calculated as follows per Security:

$10 + ($10 × the lesser of (a) Underlying Return × Upside Gearing and (b) the Maximum Gain)

$10 + ($10 × 35.00%) = $10 + $3.50 = $13.50

The payment at maturity of $13.50 per Security, which is the maximum payment on the Securities, represents a total return on the Securities equal to the Maximum Gain of 35.00%.

Example 3 — The Closing Price of the Underlying decreases 10.00% from the Initial Underlying Price of $100.00 to a Final Underlying Price of $90.00, resulting in an Underlying Return of -10.00%.

Because the Underlying Return is negative but the Final Underlying Price is greater than or equal to the Downside Threshold, the Issuer will repay the full principal amount at maturity of $10.00 per Security.

The payment at maturity of $10.00 per Security represents a total return on the Securities of 0.00%.

Example 4 — The Closing Price of the Underlying decreases 60.00% from the Initial Underlying Price of $100.00 to a Final Underlying Price of $40.00, resulting in an Underlying Return of -60.00%.

Because the Underlying Return is negative and the Final Underlying Price is less than the Downside Threshold, the Issuer will pay a payment at maturity calculated as follows per Security:

$10 + [$10 × (Underlying Return + 10%)]

$10 + [$10 × (-60.00% + 10%)] = $10 + -$5 = $5.00

The payment at maturity of $5.00 per Security represents a loss on the Securities of 50.00%, which reflects the Underlying Return of -60.00% plus the Buffer of 10%.

If the Underlying Return is negative and the Final Underlying Price is less than the Downside Threshold, at maturity the Issuer will repay less than the full principal amount, resulting in a loss of 1% of principal for every 1% decline in the Underlying in excess of the Buffer. Investors could lose up to 90% of their principal amount.

PS-13

What Are the Tax Consequences of an Investment in the Securities?

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Securities. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel, it is reasonable to treat the Securities for U.S. federal income tax purposes as prepaid forward contracts with respect to the Underlying. Assuming this treatment is respected, upon a sale or exchange of the Securities (including redemption at maturity), you should recognize gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Securities, which should equal the amount you paid to acquire the Securities. Subject to the application of the constructive ownership rules, any gain or loss recognized on your Securities should be treated as long-term capital gain or loss if you hold your Securities for more than a year, whether or not you are an initial purchaser of Securities at the original issue price. The Securities could be treated as constructive ownership transactions within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the Securities that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the Securities’ term. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the Securities. Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the constructive ownership rules.

The IRS or a court may not respect the treatment of the Securities described above, in which case the timing and character of any income or loss on the Securities could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Securities, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders. Insofar as we have responsibility as a withholding agent, we do not intend to treat payments on the Securities to non-U.S. holders (as defined in the accompanying prospectus supplement) as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2019 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Securities do not have a “delta of one” within the meaning of the regulations, we expect that these regulations should not apply to the Securities with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Securities. You should consult your tax advisor regarding the potential application of Section 871(m) to the Securities.

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SPDR® S&P® Oil & Gas Exploration & Production ETF

We have derived all information contained in this pricing supplement regarding the Underlying from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, SPDR® Series Trust and SSGA Funds Management, Inc. (“SSGA FM”). The Underlying is an investment portfolio maintained and managed by SSGA FM, the investment adviser to the Underlying. The Underlying is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “XOP.”

The Underlying seeks to provide investment results that, before fees and expenses, correspond generally to the total return performance of the S&P® Oil & Gas Exploration & Production Select Industry Index (with respect to the Underlying, the “Underlying Index”). The Underlying Index is a modified equal-weighted index that measures the performance of the following sub-industry groups of the S&P® Total Market Index (the “S&P TM Index”): integrated oil & gas, oil & gas exploration & production and oil & gas refining & marketing. The S&P TM Index is a benchmark that measures the performance of the U.S. equity market. For more information about the Underlying Index, please see “Annex—The S&P® Oil & Gas Exploration & Production Select Industry Index” below.

In seeking to track the performance of the Underlying Index, the Underlying employs a “sampling” strategy, which means that the Underlying is not required to purchase all of the securities represented in the Underlying Index. Instead, the Underlying may purchase a subset of the securities in the Underlying Index in an effort to hold a portfolio of securities with generally the same risk and return characteristics of the Underlying Index. The quantity of holdings in the Underlying will be based on a number of factors, including asset size of the Underlying. Based on its analysis of these factors, SSGA FM may invest the Underlying’s assets in a subset of securities in the Underlying Index or may invest the Underlying’s assets in substantially all of the securities represented in the Underlying Index in approximately the same proportions as the Underlying Index.

The Underlying Index is a financial calculation, based on a grouping of financial instruments, and is not an investment product, while the Underlying is an actual investment portfolio. The Underlying seeks to track the performance of the Underlying Index as closely as possible (i.e., achieve a high degree of correlation with the Underlying Index). However, the performance of the Underlying and the Underlying Index will vary somewhat due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies.

The SPDR® Series Trust is a registered investment company that consists of numerous separate investment portfolios, including the Underlying. Information provided to or filed with the SEC by the SPDR® Series Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57793 and 811-08839, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the SPDR® Series Trust, SSGA FM or the Underlying, please see the SPDR® Series Trust’s prospectus. In addition, information about the SPDR® Series Trust, SSGA FM and the Underlying may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the SPDR® Series Trust website at www.spdrs.com. We have not independently verified the accuracy or completeness of such information. Information contained in the SPDR® Series Trust website and other publicly available information is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Historical Information

The following table sets forth the quarterly high, low and period-end Closing Prices for the Underlying, based on the daily Closing Prices of the Underlying. The Closing Price of the Underlying on April 30, 2018 was $39.38.

We obtained the Closing Prices of the Underlying from Bloomberg Professional® service, without independent verification. Historical performance of the Underlying should not be taken as an indication of future performance. Future performance of the Underlying may differ significantly from historical performance, and no assurance can be given as to the Closing Price of the Underlying during the term of the Securities, including on the Final Valuation Date. We cannot give you assurance that the performance of the Underlying will not result in a loss on your initial investment. The Closing Prices below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2013	3/31/2013	$62.10	$55.10	$60.49
4/1/2013	6/30/2013	$62.61	$54.71	$58.18
7/1/2013	9/30/2013	$66.47	$58.62	$65.89
10/1/2013	12/31/2013	$72.74	$65.02	$68.53
1/1/2014	3/31/2014	$71.83	$64.04	$71.83
4/1/2014	6/30/2014	$83.45	$71.19	$82.28
7/1/2014	9/30/2014	$82.08	$68.83	$68.83
10/1/2014	12/31/2014	$66.84	$42.75	$47.86
1/1/2015	3/31/2015	$53.94	$42.55	$51.66
4/1/2015	6/30/2015	$55.63	$46.43	$46.66
7/1/2015	9/30/2015	$45.22	$31.71	$32.84
10/1/2015	12/31/2015	$40.53	$28.64	$30.22
1/1/2016	3/31/2016	$30.96	$23.60	$30.35

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4/1/2016	6/30/2016	$37.50	$29.23	$34.81
7/1/2016	9/30/2016	$39.12	$32.75	$38.46
10/1/2016	12/31/2016	$43.42	$34.73	$41.42
1/1/2017	3/31/2017	$42.21	$35.17	$37.44
4/1/2017	6/30/2017	$37.89	$30.17	$31.92
7/1/2017	9/30/2017	$34.37	$29.09	$34.09
10/1/2017	12/31/2017	$37.64	$32.25	$37.18
1/1/2018	3/31/2018	$39.85	$32.38	$35.22
4/1/2018	4/30/2018*	$39.65	$34.03	$39.38

* Information for the second calendar quarter of 2018 includes data for the period from April 1, 2018 through April 30, 2018. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2018.

The following graph sets forth the historical performance of the Underlying from January 2, 2008 through April 30, 2018, based on the daily Closing Prices of the Underlying. The dotted line represents a hypothetical Downside Threshold of $35.44, which is equal to 90% of the Closing Price of the Underlying on April 30, 2018. The actual Downside Threshold will be based on the Closing Price of the Underlying on the Trade Date.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents,” and the Agents have agreed to purchase, all of the Securities at the initial issue price indicated on the cover of this pricing supplement. All sales of the Securities will be made to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment advisor. UBS Financial Services Inc. will act as placement agent at an initial issue price of $10 per Security and will not receive a sales commission.

We expect that delivery of the Securities will be made against payment for the Securities on the Settlement Date indicated on the cover of this pricing supplement, which is expected to be more than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities on any date prior to two business days before delivery will be required, by virtue of the fact that the Securities will initially settle in more than two business days, to specify alternative settlement arrangements to prevent a failed settlement. See “Plan of Distribution (Conflicts of Interest)” in the prospectus supplement.

We or our affiliates have entered or will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it purchases from us to its affiliates at the price that is indicated on the cover of this pricing supplement.

The Securities are not intended to be offered, sold or otherwise made available to and may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA Retail Investor”). For these purposes, an EEA Retail Investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended from time to time, the “PRIIPs Regulation”) for offering or selling the Securities or otherwise making them available to EEA Retail Investors has been prepared and therefore offering or selling such Securities or otherwise making them available to any EEA Retail Investor may be unlawful under the PRIIPs Regulation.

PS-17

Annex— The S&P® Oil & Gas Exploration & Production Select Industry Index

We have derived all information contained in this pricing supplement regarding the S&P® Oil & Gas Exploration & Production Select Industry Index (with respect to the Underlying, the “Underlying Index”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P Dow Jones”). S&P Dow Jones has no obligation to continue to calculate and publish, and may discontinue calculation and publication of the Underlying Index at any time.

The Underlying Index is a capped modified equal-weighted index that measures the performance of the Global Industry Classification Standard (“GICS®”) integrated oil & gas, oil & gas exploration & production and oil & gas refining & marketing sub-industry groups. The Underlying Index is reported by Bloomberg L.P. under the ticker symbol “SPSIRBK.” The Underlying Index is one of the S&P Select Industry Indices (collectively, the “Select Industry Indices” and each, a “Select Industry Index”), each designed to measure the performance of a sub-industry or group of sub-industries based on GICS®. All members of the Select Industry Indices are selected from the S&P TM Index.

The S&P TM Index offers broad market exposure to companies of all market capitalization, including all U.S. common equities listed on the New York Stock Exchange (including NYSE Arca), NYSE American, Nasdaq Global Select Market, Nasdaq Select Market, Nasdaq Capital Market, Bats BZX, Bats BYX, Bats EDGA, Bats EDGX or IEX exchanges. Only U.S. companies are eligible for inclusion in the S&P TM Index.

Index Eligibility

For purposes of membership in the Select Industry Indices, S&P Dow Jones applies the inclusion and exclusion criteria separately. Membership is based on a company’s GICS® classification, as well as liquidity and market cap requirements.

Index Inclusion Criteria

To be eligible for inclusion in the Select Industry Indices, companies must be in the S&P TM Index, must be included in the relevant GICS® sub-industry (e.g. homebuilding) and must satisfy one of the two following combined size and liquidity criteria:

1.	float-adjusted market capitalization above U.S. $500 million and float-adjusted liquidity ratio (“FALR”) above 90%; or

2.	float-adjusted market capitalization above U.S. $400 million and FALR above 150%.

Some companies in the S&P TM Index are represented by multiple share classes. As of July 31, 2017, the securities of companies with multiple share class structures are no longer eligible to be added to the S&P TM Index, but securities already included in the S&P TM Index have been grandfathered and are not affected by this change. In the Select Industry Indices, each company is represented once by the primary listing, which is generally the most liquid share line.

All stocks satisfying the above requirements are included in the applicable Select Industry Index. At each rebalancing, at least 35 stocks are selected for each Select Industry Index. In the event that fewer than 35 stocks are selected for each Select Industry Index using the eligible primary sub-industries (primary stocks), certain indices will select stocks for inclusion from a supplementary list of highly correlated sub-industries (supplementary stocks) based on process established by S&P Dow Jones. Additionally, minimum market capitalization requirements may be relaxed for all Select Industry Indices to ensure that there are at least 22 stocks in each Select Industry Index as of each rebalancing effective date.

Index Exclusion Criteria

Existing index constituents are removed at the quarterly rebalancing effective date if either their float-adjusted market capitalization falls below U.S. $300 million or their FALR falls below 50%.

Eligibility Factors

Market Capitalization. Float-adjusted market capitalization should be at least U.S. $400 million for inclusion in a Select Industry Index. Existing index components must have a float-adjusted market capitalization of U.S. $300 million to remain in the applicable Select Industry Index at each rebalancing.

Liquidity. The liquidity measurement used is a liquidity ratio, defined as dollar value traded over the previous 12-months divided by the float-adjusted market capitalization as of the applicable Select Industry Index rebalancing reference date.

Constituents having a float-adjusted market capitalization above U.S. $500 million must have a liquidity ratio greater than 90% to be eligible for addition to a Select Industry Index. Constituents having a float-adjusted market capitalization between U.S. $400 and U.S. $500 million must have a liquidity ratio greater than 150% to be eligible for addition to a Select Industry Index. Existing index constituents must have a liquidity ratio greater than 50% to remain in the applicable Select Industry Index at the quarterly rebalancing. Some of the Select Industry Indices may have different market capitalization and float-adjusted liquidity ratio requirements. The length of time to evaluate liquidity is reduced to the available trading period for IPOs or spin-offs that do not have 12 months of trading history. In these cases, the dollar value traded available as of the rebalance reference date is annualized.

Takeover Restrictions. At the discretion of S&P Dow Jones, constituents with shareholder ownership restrictions defined in company bylaws may be deemed ineligible for inclusion in a Select Industry Index. Ownership restrictions preventing entities from replicating the index weight

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of a stock may be excluded from the eligible universe or removed from the applicable Select Industry Index. S&P Dow Jones will provide up to five days advance notification of a deletion between rebalancing due to ownership restrictions.

Turnover. S&P Dow Jones believes turnover in index membership should be avoided when possible. At times a stock may appear to temporarily violate one or more of the addition criteria. However, the addition criteria are for addition to a Select Industry Index, not for continued membership. As a result, an index constituent that appears to violate criteria for addition to a Select Industry Index will not be deleted unless ongoing conditions warrant a change in the composition of the applicable Select Industry Index.

Sector Classification. A Select Industry Index includes companies in the applicable GICS® sub-industries set forth above.

Index Construction and Calculations

The Select Industry Indices are equal-weighted, with adjustments to individual constituent weights to ensure concentration and liquidity requirements, and calculated by the divisor methodology.

The index value of each Select Industry Index is simply the market value of that Select Industry Index divided by the index divisor:

Index Value = (Index Market Value) / Divisor

Index Market Value = Pi × Sharesi × IWFi × AWFi

where N is the number of stocks in the index, Pi the price of stock i, Sharesi is total shares outstanding of stock i, IWFi is the float factor of stock i (as defined below), and AWFi is the adjustment factor of stock i assigned at each index rebalancing date, t, which makes all index constituents modified market capitalization equal (and, therefore, equal weight), while maintaining the total market value of the overall index. The AWF for each index constituent, i, at rebalancing date, t, is calculated by:

AWFi,t = Z / N × FloatAdjustedMarketValuei,t

where Z is an index specific constant set for the purpose of deriving the AWF and, therefore, each stock’s share count used in the index calculation (often referred to as modified index shares).

Float Adjustment. Float adjustment means that the number of shares outstanding is reduced to exclude closely held shares from the calculation of the index value because such shares are not available to investors. The goal of float adjustment is to distinguish between strategic (control) shareholders, whose holdings depend on concerns such as maintaining control rather than the economic fortunes of the company, and those holders whose investments depend on the stock’s price and their evaluation of a company’s future prospects. Generally, these “control holders” include officers and directors, private equity, venture capital & special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, employee stock ownership plans, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock or government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. Shares that are not considered outstanding are also not included in the available float. These generally include treasury stock, stock options, equity participation units, warrants, preferred stock, convertible stock and rights.

For each component, S&P Dow Jones calculates an Investable Weight Factor (“IWF”), which represents the portion of the total shares outstanding that are considered part of the public float for purposes of the relevant Select Industry Index.

Divisor. Continuity in index values of each Select Industry Indices is maintained by adjusting its divisor for all changes in its constituents’ share capital after its base date. This includes additions and deletions to the relevant Select Industry Index, rights issues, share buybacks and issuances and non-zero price spin-offs. The value of each Select Industry Index’s divisor over time is, in effect, a chronological summary of all changes affecting the base capital of that Select Industry Index. The divisor of each Select Industry Index is adjusted such that the index value of that Select Industry Index at an instant just prior to a change in base capital equals the index value of that Select Industry Index at an instant immediately following that change.

Constituent Weightings

At each quarterly rebalancing, companies are initially equally weighted using closing prices as of the second Friday of the last month of the quarter as the reference price. For those companies with multiple share classes in an index, the weight assigned to each share class is proportional to its float-adjusted market capitalization as of the rebalance reference date. Adjustments are then made to ensure that there are no individual constituents whose weight in the applicable Select Industry Index exceeds the value that can be traded in a single day for a given theoretical portfolio value ranging from U.S. $500 million to U.S. $2,000 million (the “Theoretical Portfolio Value”). Theoretical Portfolio Values are determined and reviewed annually by The Americas Thematic and Strategy Index Committee (the “Index Committee”) at S&P Dow Jones. Any updates to Theoretical Portfolio Values are made at the discretion of the Index Committee and announced to the clients with ample lead time.

S&P Dow Jones calculates a maximum basket liquidity weight for each constituent in the applicable Select Industry Index using the ratio of its three-month median daily value traded to the Theoretical Portfolio Value. Each constituent’s weight in the applicable Select Industry Index is, then, compared to its maximum basket liquidity weight and is set to the lesser of its maximum basket liquidity weight or its initial equal

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weight. All excess weight is redistributed across the applicable Select Industry Index to the uncapped stocks. If necessary, a final adjustment is made to ensure that no stock in the applicable Select Industry Index has a weight greater that 4.5%. This step of the iterative weighting process may force the weight of those stocks limited to their maximum basket liquidity weight to exceed that weight. In such cases, S&P Dow Jones will make no further adjustments. If any of the Select Industry Indices contain exactly 22 stocks as of the rebalancing effective date, the applicable Select Industry Index is equally weighted without basket liquidity constraints.

Index Maintenance

The membership to the Select Industry Indices is reviewed quarterly. Rebalancings occur after the closing on the third Friday of the quarter ending month. The reference date for float-adjusted market capitalization and FALR is after the closing of the last trading date of the previous month. Closing prices as of the second Friday of the last month of the quarter are used for setting index weights. The reference date for GICS® classification is as of the rebalancing effective date.

Timing of Changes

Additions. Stocks are added between rebalancings only if a deletion in the applicable Select Industry Index causes the stock count to fall below 22. In those cases, each stock deletion is accompanied with a stock addition. The new stock will be added to the applicable Select Industry Index at the weight of the deleted company. In the case of mergers involving two index constituents, the merged entity will remain in the applicable Select Industry Index provided that it meets all general eligibility requirements. The merged entity will be added to the applicable Select Industry Index at the weight of the stock deemed to be the surviving stock in the transaction (i.e. the surviving stock will not experience a weight change and its subsequent weight will not be equal to that of the pre-merger weight of the merged entities). In the case of spin-offs, the applicable Select Industry Index will follow the S&P TM Index’s treatment of the action.

Deletions. A stock is deleted from the applicable Select Industry Index if the S&P TM Index drops the company. If a stock deletion causes the number of stocks in the relevant index to fall below 22, each stock deletion is accompanied with a corresponding stock addition. In case of GICS® changes, where a company does not belong to a qualifying sub-industry after the classification change, it is removed from the applicable Select Industry Index at the next rebalancing.

Adjustments

The tables below summarize the types of index maintenance adjustments and indicate whether or not an index adjustment is required.

S&P TM Index Actions

S&P TM Index Action	Adjustment Made to a Select Industry Index	Divisor Adjustment
Constituent Deletion	If the constituent is a member of a Select Industry Index, it is dropped.	Yes

Constituent Addition

Only in cases where the deletion causes the stock count to fall below 22 stocks, then the deletion is accompanied by an addition assuming the weight of the dropped stock.

If a stock is removed from a Select Industry Index at a price of $0.00, the stock’s replacement will be added to the applicable Select Industry Index at the weight using the previous day’s closing value, or the most immediate prior business day that the deleted stock was not valued at $0.00.

In the case of additions due to spin-offs, the Select Industry Indices follow the S&P TM Index’s treatment of the action.

No, except in the case of stocks removed at $0.00

GICS® Change	None. If, after the GICS® change, a stock no longer qualifies to belong to a Select Industry Index, it is removed at the next rebalancing.	No

Corporate Actions

Type of Corporate Action	Adjustment Made to a Select Industry Index	Divisor Adjustment
Spin-Off	In general, both the parent stock and spun-off stocks will remain in the applicable Select Industry Index until the next index rebalancing, regardless of whether they conform to the theme of the applicable Select Industry Index.	No

PS-20

Type of Corporate Action	Adjustment Made to a Select Industry Index	Divisor Adjustment
Rights Offering	The price is adjusted to the price of the parent company minus (the price of the rights subscription/rights ratio). The index shares change so that the company’s weight remains the same as its weight before the spin-off.	No

Stock Dividend, Stock Split or Reverse Stock Split	The index shares are multiplied by and price is divided by the split factor.	No

Share Issuance or Share Repurchase	None	No

Special Dividends	Price of the stock making the special dividend payment is reduced by the per share special dividend amount after the close of trading on the day before the dividend ex-date.	Yes

PS-21